Exhibit 10.5

INVESTORS’ RIGHTS AGREEMENT

BY AND AMONG

ACORN INTERNATIONAL, INC.

AND

THE SEVERAL ORDINARY SHAREHOLDERS

AND THE INVESTOR NAMED ON SCHEDULE A

DATED AS OF MARCH 31, 2006

Execution Copy

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of this 31st day of March, 2006, by and among ACORN INTERNATIONAL, INC., a company incorporated and existing under the laws of the Cayman Islands (the “Company”), certain individuals listed under the heading “Ordinary Shareholders” on Schedule A attached hereto (each an “Ordinary Shareholder” and collectively, the “Ordinary Shareholders”), and the Investor listed on Schedule A attached hereto under the caption “Investor” (the “Investor”). The Company, the Ordinary Shareholders and the Investor are referred to herein as “Parties” collectively and a “Party” individually.

Capitalized terms used herein without definition shall have the meanings set forth in the Exchange Agreement (as defined below).

RECITALS

A.	The Company, the Investor, the Ordinary Shareholders and certain other Persons are parties to a Share Exchange Agreement dated as of the date hereof (the “Exchange Agreement”).

B.	In connection with the transactions contemplated by the Exchange Agreement, the parties hereto are entering into this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties agree as follows:

1.	Interpretation.

1.1 Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate,” with regard to a given Person, means a Person that Controls, is Controlled by or is under common Control with, the given Person; the term “Affiliated” has the meaning correlative to the foregoing.

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable securities laws of that jurisdiction.

“Board” or “Board of Directors” means the board of directors of the Company.

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“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

“Common Shares” means the common shares, par value US$0.01, of the Company.

“Common Share Equivalents” means warrants, options and rights exercisable for Common Shares and instruments convertible or exchangeable for Common Shares, including, without limitation, the Preferred Shares.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Domestic Entities” means Beijing Acorn Trade & Development Co., Ltd., Shanghai Acorn Trade & Development Co., Ltd., Acorn Advertising & Media (Shanghai) Co., Ltd. and their respective Affiliates.

“Equity Securities” means any Common Shares or Common Share Equivalents.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in the Recitals hereof.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Founder” has the meaning ascribed thereto in the Exchange Agreement.

“Group Company” means a Person (other than a natural person) (i) that is Controlled by the Company, or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with US GAAP.

“Holders” means the Investor, together with any permitted transferees and assigns of the Investor, and for the purposes of all Sections hereof other than Sections 2 and 7, shall also include the additional Persons specified for this purpose in Section 3.1 and their permitted transferees and assigns.

“Information” has the meaning ascribed thereto in Section 8.6.

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“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“Liquidation Event” shall mean (i) any liquidation, winding-up, dissolution or merger of the Company with or into any other corporation or other entity or Person, in which the members own less than 50% of the Company’s voting power immediately after such merger (other than in connection with a bona fide equity financing transaction primarily for capital raising purposes); (ii) sale of all or substantially all of the assets of the Company; or (iii) exclusive licensing of all or substantially all of the Company’s intellectual property to a third party; provided, however, that a reorganization of the Company for tax purposes and does not constitute a Liquidation Event.

“Management Report” has the meaning ascribed thereto in Section 8.1(a).

“New Securities” means, subject to the terms of Section 7 hereof, any newly issued Equity Securities of the Company, except for (i) securities issued to employees, professional consultants, officers or directors of the Company pursuant to any share option, share purchase or share bonus plan, agreement or arrangement approved by the Board, including the approval of at least one of the Board members appointed by the Investor; (ii) securities issued upon conversion of the Preferred Shares or exercise of any outstanding warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business entity; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any division of shares, dividend of shares or recapitalization of the Company; or (vi) any other equity issuance approved by the Board, including the approval by one of the Board members appointed by the Investor.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shareholders” means any holder of record of any Preferred Shares.

“Preferred Shares” means, collectively, the Series A Preferred Shares and the Series A-1 Preferred Shares.

“Qualified IPO” means (i) a firmly underwritten registered public offering by the Company of its Common Shares in the United States or Hong Kong, or on any combination of such jurisdictions, managed by an investment banking firm of recognized high standing in the market in which such shares are to be offered, with total offering proceeds to the Company and the selling shareholders, if any, of not less than US$75 million (or any cash proceeds of other currency of equivalent value) (before deduction of underwriters commissions and expenses) and with a pre-offering valuation of the Company of not less than US$300 million, or (ii) a firmly underwritten registered public offering by the Company of its Common Shares in a jurisdiction other than the United States or Hong Kong which is reasonably acceptable to the Investor, in a transaction substantially equivalent to the one set forth in clause (i) above.

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“Registrable Securities” means (i) the Common Shares issuable or issued upon conversion of the Preferred Shares, and (ii) any Common Shares of the Company issued as (or issuable upon the conversion, exchange or exercise of any Common Share Equivalent) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) and (iii), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment pursuant to Section 6.5. For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale constitute less than 1% of the then outstanding Common Shares and are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3 or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“SAIF” means SB Asia Investment Fund II, L.P. and its Affiliates.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

“Series A Preferred Shares” means the Company’s issued and outstanding Series A Preferred Shares, par value US$0.01 per share, issued pursuant to the Exchange Agreement.

“Series A-1 Preferred Shares” means the Company’s issued and outstanding Series A-1 Preferred Shares, par value US$0.01 per share.

“US GAAP” means the United States generally accepted accounting principles.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to

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any particular Section or other subdivision and (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

1.3 Jurisdiction. The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(a) It is their intention that, whenever this Agreement refers to a law or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and

(b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company’s Common Shares unless arrangements have been made satisfactory to the Holders of a majority of the then outstanding Registrable Securities to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Common Shares in lieu of such derivative securities.

2.	Demand Registration.

2.1 Registration Other Than on Form F-3. Subject to the terms of this Agreement, at any time after the date that is six (6) months after the closing of a Qualified IPO, Holders holding twenty-five percent (25%) or more of the then outstanding Registrable Securities may request the Company in writing to effect the Registration of Registrable Securities. The Company shall use its best efforts to cause such Registrable Securities to be registered. Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request; provided that the Company shall use its best efforts to cause such Registration and/or qualification to be complete within sixty (60) days of the receipt of such request. The Company shall be obligated to effect no more than three (3) Registrations pursuant to this Section 2.1.

2.2 Registration on Form F-3. Subject to the terms of this Agreement, at any time after an initial public offering by the Company and for an unlimited number of times, if the Company qualifies for registration on Form F-3 or Form S-3, Holders may request the Company to file a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities

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pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission, for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$3,000,000, and the Company is entitled to use Form F-3, Form S-3 or a comparable form to Register the requested Registrable Securities. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request; provided, that the Company shall use its best efforts to cause such Registration and/or qualification to be complete within thirty (30) days of the receipt of such request.

2.3 Right of Deferral.

(a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(i) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Common Shares with the Commission within forty-five (45) days of receipt of that request (other than a registration of securities in a transaction under Rule 145 of the Securities Act or an offering solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective within forty-five (45) days of the initial filing and the Holders are permitted to include their Registrable Securities in such offering pursuant to Section 3 without reduction or limitation; or

(ii) within three (3) months immediately following the effective date of any Registration Statement pertaining to Common Shares of the Company (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan).

(b) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be seriously and materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be seriously detrimental, provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 2.1 or Section 2.2 to Register Registrable Securities; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.

2.4 Underwritten Offerings. (a) If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other

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Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by Initiating Holders representing a majority in voting power of the Registrable Securities) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters of nationally recognized standing selected for such underwriting by the Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders, which shall be reasonably acceptable to the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered and the general condition of the market) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude some of the Registrable Securities from the underwriting if so justified after excluding all other Equity Securities from the underwriting. If a limitation of the number of Registrable Securities is required pursuant to this Section 2.4, the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

3.	Piggyback Registrations.

3.1 Registration of the Company’s Securities. Subject to Section 3.3, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities, the Company shall promptly give each Holder and, solely with respect to the initial public offering of the Company, each of The 2004 Trust for Robert W. Roche’s Descendants, Nakamura FSS LLC and Acorn Composite Corporation (each of which, for the purposes of all Sections hereof other than Sections 2 and 7, in connection with the exercise (if any) of such party’s rights under this Section 3, shall be deemed to be a “Holder”) written notice of such Registration and, upon the written request of any Holder given within twenty (20) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested by such Holder, provided that The 2004 Trust for Robert W. Roche’s Descendants, Nakamura FSS LLC and Acorn Composite Corporation may only exercise such right with respect to an initial public offering of the Company. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

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3.3 Underwriting Requirements.

(a) In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company (and reasonably acceptable to Holders of a majority of the Registrable Securities being so Registered) and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered and the general condition of the market) require a limitation of the number of Equity Securities to be underwritten, the underwriters may, in the event the offering is the Company’s initial public offering, exclude all of the Registrable Securities (so long as the only securities included in such offering are those of the Company), or otherwise exclude Registrable Securities solely to the extent that the amount of Registrable Securities included in such offering is not reduced below 30% of the total number of securities included in the offering. In the event of any such reduction, the number of Equity Securities and Registrable Securities that may be included in the Registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such Registration Statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder, and third, to any other holder of the Company’s securities; provided, that the right of the underwriter to exclude Equity Securities and Registrable Securities from the Registration and underwriting as described above shall be restricted so that all Equity Securities that are not Registrable Securities and held by persons other than Holders shall first be excluded from such Registration and underwriting before any Registrable Securities are so excluded.

(b) If a limitation of the number of Registrable Securities is required pursuant to paragraph (a) above, the number of Registrable Securities that may be included in the Registration and underwriting by selling Holders shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration.

(c) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

3.4 Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable), or (iii) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

3.5 Not a Demand Registration. Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. There shall be no limit on the number of times the Holders may request Registration of Registrable Securities under this Section 3.

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4.	Procedures.

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as possible:

(a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective;

(b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling members, those expenses shall be payable pro rata by selling members;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing , in which case the Company shall prepare and file with the Commission a corrective prospectus amendment or supplement and furnish a corrected prospectus to each Holder as soon as reasonably practicable;

(g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of

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the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded.

4.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than the Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, reasonable printers’ and accounting fees, reasonable fees and disbursements of counsel for the Company, underwriters, and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company.

4.4 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

5.	Indemnification.

5.1 Company Indemnity.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

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(b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, underwriter or controlling person.

5.2 Holder Indemnity.

(a) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action.

(b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section 5.2 exceed the net proceeds from the offering received by such Holder.

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

12	Investors’ Rights Agreement

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive for three (3) years after the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6.	Additional Undertakings.

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the initial public offering of the Company;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c) at any time following sixty (60) days after the effective date of an initial public offering by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without

13	Investors’ Rights Agreement

Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would (a) grant such holder or prospective holder any registration rights superior to or in parity with those rights granted pursuant to this Agreement, (b) allow such holder or prospective holder to include such securities in any Registration filed under Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (c) allow such holder or prospective holder to demand Registration of their securities.

6.3 “Market Stand-Off” Agreement. Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, officers and holders of Equity Securities of the Company must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 6.3, (y) all Holders will be released from any restrictions set forth in this Section 6.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates or other permitted transferees (if any), provided the transferees in each case enter into the same lockup agreement. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

6.4 Termination of Registration Rights. The registration rights set forth in Section 2.1, Section 2.2 and Section 3.1 of this Agreement shall terminate on the date that is four (4) years from the date of closing of a Qualified IPO.

6.5 Assignment of Registration Rights. The right to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned by any Holder to any Person who is the permitted transferee of such Registrable Securities, provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such transfer or

14	Investors’ Rights Agreement

assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under Applicable Securities Law. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

6.6 Exercise of Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares.

7.	Pre-emptive Right

7.1 General. The Company hereby grants to all Preferred Shareholders a pre-emptive right to purchase up to a pro rata share of any New Securities which the Company may, from time to time, propose to sell or issue. A Preferred Shareholder’s “pro rata share” for purposes of this pre-emptive right shall be determined according to the number of Common Shares owned by such Preferred Shareholder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of any Common Share Equivalents) in relation to the total number of Common Shares owned by all members of the Company (including all Preferred Shareholders and Founders) immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of any Common Share Equivalents). Each Preferred Shareholder shall have a right of over-allotment such that, if any other Preferred Shareholder fails to exercise its right hereunder to purchase its pro rata share of the New Securities, such Preferred Shareholders may purchase the non-purchasing Preferred Shareholder’s portion on a pro rata basis within ten (10) days from the date such non-purchasing Preferred Shareholder fails to exercise its right hereunder.

7.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Shareholder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Shareholder shall have thirty (30) days after any such notice is mailed or delivered to agree to purchase up to such Preferred Shareholder’s pro rata share of such New Securities (as determined in Section 7.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

7.3 Sales by the Company. Upon the expiration of thirty-five (35) days from the Company’s delivery of the Issuance Notice and for sixty (60) days thereafter, the Company may sell any New Securities with respect to which the Preferred Shareholders’ pre-emptive rights under this Section 7 was not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such sixty (60) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Shareholders in the manner provided in Section 7.1 above.

7.4 Termination of Pre-emptive Rights. The pre-emptive rights in this Section 7 shall terminate (i) immediately before the closing of the Qualified IPO, or (ii) upon a Liquidation Event.

15	Investors’ Rights Agreement

8.	Information and Inspection Rights.

8.1 Delivery of Financial Statements. The Company shall deliver to the Investor the following documents or reports:

(a) within ninety (90) days after the end of each fiscal year of the Company, consolidated income statements and statements of cash flows for the Company and the Group Companies for such fiscal year, consolidated balance sheets for the Company and the Group Companies as of the end of the fiscal year all prepared in English and in accordance with US GAAP, and audited and certified by a “big 4” firm of independent certified public accountants of recognized international standing and reputation selected by the Company, and a management report including a comparison of financial results with corresponding annual and quarterly budgets (a “Management Report”);

(b) within forty-five (45) days after the end of each fiscal quarter of the Company, consolidated unaudited income statements and statements of cash flows for such fiscal quarter, consolidated unaudited balance sheets for the Company and the Group Companies as of the end of such fiscal quarter, and a Management Report, all prepared in English and in accordance with US GAAP;

(c) within fifteen (15) days of the end of each month, unaudited income statements and statements of cash flows for such month, balance sheets for the Company and the Group Companies as of the end of such month, and a Management Report, all prepared in English and in accordance with US GAAP;

(d) at least fifteen (15) days prior to the end of each fiscal quarter, a quarterly budget and business plan for the succeeding fiscal quarter;

(e) at least thirty (30) days prior to the end of each fiscal year, an annual budget and business plan for the succeeding fiscal year;

(f) within five (5) working days after providing such information to any other member of the Company, copies of all other documents or other information sent to such member of the Company; and

(g) within five (5) working days after the filing of any reports or other documents by the Company with any relevant securities exchange, regulatory authority or governmental agency, copies of any such reports or documents, provided that such reports or other documents are not available to the public.

8.2 Inspection. The Company shall permit the Investor, at its own expense, to visit and inspect any of the properties and examine the books of account and records of the Company, the Group Companies and the Domestic Entities, and discuss the affairs, finances and accounts of the Company, the Group Companies and the Domestic Entities with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company, the Group Companies and the Domestic Entities, all at such reasonable times as may be requested in writing by the Investor.

8.3 Termination of Information and Inspection Rights. The rights and covenants set forth in Sections 8.1 and 8.2 shall terminate and be of no further force or effect upon the earlier occurrence of (i) the closing of a Qualified IPO and (ii) a Liquidation Event. The information and inspection rights set forth in Sections 8.1 and 8.2 shall terminate at the time the Investor ceases to hold any Preferred Shares.

16	Investors’ Rights Agreement

8.4 Governmental/Securities Filings. For three years after the time when the Company becomes subject to the filing requirements of the Exchange Act or any other organized securities exchange, as long as the Investor continues to hold any Preferred Shares, the Company will deliver to the Investor copies of any non-publicly available quarterly, annual, extraordinary, or other reports filed by the Company with the Commission or any other relevant securities exchange, regulatory authority or government agency, and copies of any annual reports to the members or other materials delivered to any other shareholder.

8.5 United States Tax Matters. The Company acknowledges that certain Investor may be, or may be comprised of investor that is, a US person and that the US income tax consequences to such person of the investment in the Company will be significantly affected by whether the Company and/or any of the entities in which its owns an equity interest at any time is (i) a “passive foreign investment company” (within the meaning of Section 1297 of the US Internal Revenue Code of 1986, as amended) (a “PFIC”) or (ii) classified as a partnership or a branch for US federal income tax purposes.

The Company agrees, if requested by any Investor that is, or is comprised of any Investor that is, a US person (i) to cooperate with such Investor, including providing any documentation reasonably requested by such Investor, to determine annually, whether the Company and each of the entities in which the Company owns or proposes to acquire an equity interest (directly or indirectly) is or may become a PFIC (including whether any exception to PFIC status may apply), and (ii) to provide such information as such Investor may reasonably request to permit such Investor to elect to treat the Company and/or any such entity as a “qualified electing fund” (within the meaning of Section 1295 of the US Internal Revenue Code of 1986, as amended) for US federal income tax purposes.

The Company also agrees, if requested by any Investor that is, or is comprised of any investor that is, a US person, to cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any such entity to elect to be classified as a partnership or branch for US federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made; provided, that such Investor shall provide appropriate tax and legal expertise to advise the Company and/or any such entity with respect to making such elections. Subject to the preceding sentence, the Company will not take any action inconsistent with the treatment of the Company as a corporation for US federal income tax purposes and will not elect to be treated as an entity other than a corporation for such purposes.

The Company also agrees, if requested by any Investor that is, or is comprised of any investor that is, a US person, to cooperate with such Investor, including providing any documentation reasonably requested by such Investor, to prepare and provide to such Investor within one hundred twenty (120) days following the end of the Company’s taxable year a complete and accurate “PFIC Annual Information Statement”, in the form of Exhibit A attached hereto, as applicable, for the Company and for each subsidiary required to file such statement.

8.6 Waiver. The Company acknowledges that the Investor will likely have, from time to time, information that may be of interest to the Company or a Group Company (“Information”) regarding a wide variety of matters including, by way of example only, (i) the Investor’s technologies, plans and services, and plans and strategies relating thereto, (ii) current and future investments the Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with

17	Investors’ Rights Agreement

those of the Company or the Group Company, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company or a Group Company. The Company recognizes that a portion of such Information may be of interest to the Company or a Group Company. The Company and each Group Company, as a material part of the consideration for this Agreement, agrees that the Investor shall have no duty to disclose any Information to the Company or any Group Company, or permit the Company or any Group Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any Group Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investor’s ability to pursue opportunities based on such Information or that would require the Investor or any representative of the Investor to disclose any such Information to the Company or any Group Company or offer any opportunity relating thereto to the Company or any Group Company.

9.	Voting Agreement

9.1 Election of Directors.

(a) Designation and Election of Series A Directors. For so long as SAIF holds any Preferred Shares, at each election of directors in which the holders of the Series A Preferred Shares and the holders of the Series A-1 Preferred Shares, voting together as a single class, are entitled to elect directors of the Company, the Investor shall vote at any regular or special meeting of members such number of Preferred Shares as may be necessary, or in lieu of any such meeting, shall give the Investor’s written consent with respect to such number of Preferred Shares as may be necessary, to elect two (2) individuals designated by SAIF to the Company’s Board of Directors as the Series A Directors (the “Series A Directors”). The Series A Directors shall initially be Andrew Yan and Joe Zhou.

(b) Designation and Election of Common Directors. At each election of directors in which the holders of the Common Shares, voting as a separate class, are entitled to elect directors of the Company, each holder of outstanding Common Shares shall vote at any regular or special meeting of members such number of Common Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Common Shares as may be necessary, to elect four (4) individuals designated by the holders of a majority of the then outstanding Common Shares, voting as a separate class, to the Company’s Board of Directors as the Common Directors (the “Common Directors”). The Common Directors shall initially be James Hu, David He, Don Yang and Robert Roche.

(c) Designation and Election of Independent Director. At each election of directors in which the holders of the Series A Preferred Shares, Series A-1 Preferred Shares and the Common Shares, voting together as a single class and on an as-converted to Common Shares basis, are entitled to elect directors of the Company, each holder of Common Shares and the Investor shall vote at any meeting of members such number of Common Shares, Series A Preferred Shares and Series A-1 Preferred Shares as may be necessary, or in lieu of any such meeting, shall give such Common Share holder’s or Investor’s written consent, as the case may be, with respect to such number of Common Shares, Series A Preferred Shares or Series A-1 Preferred Share as may be necessary, to elect one (1) individual designated by the holders of (i) a majority of the then outstanding Series A Preferred Shares, (ii) Series A-1 Preferred Shares

18	Investors’ Rights Agreement

and (iii) Common Shares, all voting together as a single class and on an as-converted to Common Shares basis, to the Company’s Board of Directors as the Independent Director (the “Independent Director”), which Independent Director shall be subject to the approval of all of the other members of Board of Directors. The Independent Director seat shall initially be vacant and shall be filled pursuant to this Section 9.1(c) within one (1) year after the date hereof.

9.2 Board Observers. The Investor shall have the right, from time to time, and at any time, to designate one individual (the “Observer”) to attend all meetings of the Board and all committees thereof (whether in person, by telephonic or other) in a non-voting observer capacity. The Company shall provide to the Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members.

9.3 Alternate. The Series A Directors shall be entitled to appoint alternates to serve at any Board meeting, and such alternates shall be permitted to attend all Board meetings and vote on behalf of the Series A Directors.

9.4 Meetings and Expenses. The Board shall meet at least once per quarter. The Company shall reimburse all reasonable expenses of the Series A Directors related to all Board activities, including but not limited to attending the Board meetings to the Holders of Preferred Shares.

9.5 Death, resignation, incapacity or removal of Directors. Upon the death, resignation, incapacity or removal of any Series A Director, SAIF shall be entitled to appoint such Series A Director’s replacement to the Board, and each of the Holders shall vote all Preferred Shares then owned by them (or as to which they then have voting power) in favor of the appointment of such nominee to the Board in order to fill the vacancy created by such death, resignation, incapacity or removal.

9.6 Assignment. The rights of any Holder under this Section 9 shall only be assigned to an assignee or transferee who acquires any of the Preferred Shares held by the Holder.

9.7 Amendment. Notwithstanding anything to the contrary herein, no term of this Section 9 may be amended or the observance of any term of this Section 9 waived (either generally or in a particular instance and either retroactively or prospectively), without the written consent of the Company and SAIF.

9.8 Directors’ Insurance. The Company shall provide customary directors’ insurance coverage for, and maximum indemnification of, the Board of Directors, upon an initial public offering.

10.	Miscellaneous.

10.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns and their legal representatives. No Founder shall assign or transfer any Equity Securities it may hold in the Company unless the assignee or transferee thereof enters into a binding instrument, in form and substance reasonably satisfactory to Holders representing a majority of the Series A Preferred Shares then outstanding and a majority of the Series A-1 Preferred Shares then outstanding, voting together as a single class, pursuant to which such assignee or transferee agrees to be bound by the terms of this agreement (but not necessarily to enjoy the

19	Investors’ Rights Agreement

rights hereunder) as if it were a “Holder” and otherwise a party hereto. Except as otherwise provided in this Agreement, none of the parties shall assign any of its rights or obligations hereunder.

10.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law thereunder.

10.3 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Company and the Investor shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.3 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

(e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

20	Investors’ Rights Agreement

10.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or on the 10th day after the date mailed, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties, or on the first business day following the date of transmission by facsimile or e-mail.

10.6 Headings and Titles. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.8 Entire Agreement: Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders representing at least a majority of the Registrable Securities held by all the Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

10.9 Severability. If a provision of this Agreement is held to be unenforceable under applicable laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.10 Further Assurances. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

[The remainder of this page is intentionally left blank.]

21	Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ACORN INTERNATIONAL, INC.
by its members:

By:
Name: Tadashi Nakamura

By:
Name: (Yujun Hu)

Yue-Teng, Inc.

By:
Name:
Capacity:

The 2004 Trust for Robert W. Roche’s Decendants

By:
Name:
Capacity:

Acorn Composite Corporation

By:
Name:
Capacity:

D.Y. Capital, Inc.

By:
Name:
Capacity:

S-1	Investors’ Rights Agreement

HJX Holdings Ltd.

By:
Name:
Capacity:

DHM Capital Ltd.

By:
Name:
Capacity:

S-2	Investors’ Rights Agreement

INVESTOR

SB ASIA INVESTMENT FUND II L.P.

By:
Name: Andrew Y. Yan
Capacity: Authorized Signatory

Address:
c/o M&C Corporate Services Limited
PO Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

With a copy to:
c/o SAIF Advisors
1001 China Resources Building
No. 8 Jianguomenbei Avenue
Beijing 100005
People’s Republic of China
Attention: Joe Zhou
Fax +86 (10) 8519-2048

And a copy to:
c/o SAIF Advisors
Suites 2115-2118, Two Pacific Place
88 Queensway, Hong Kong
Attention: Brandon Lin
Fax: +(852) 2234-9116

S-3	Investors’ Rights Agreement

ORDINARY SHAREHOLDERS

By:
Name: Tadashi Nakamura

By:
Name: (Yujun Hu)

Yue-Teng, Inc.

By:
Name:
Capacity:

The 2004 Trust for Robert W. Roche’s Decendants

By:
Name:
Capacity:

Acorn Composite Corporation

By:
Name:
Capacity:

D.Y. Capital, Inc.

By:
Name:
Capacity:

S-4	Investors’ Rights Agreement

HJX Holdings Ltd.

By:
Name:
Capacity:

DHM Capital Ltd.

By:
Name:
Capacity:

S-5	Investors’ Rights Agreement

SCHEDULE A

Investor:

•	SB Asia Investment Fund II L.P.

Ordinary Shareholders:

•	Tadashi Nakamura

•	(Yujun Hu)

•	Yue-Teng, Inc.

•	The 2004 Trust for Robert W. Roche’s Descendants

•	Acorn Composite Corporation

•	D.Y. Capital, Inc.

•	HJX Holdings Ltd.

•	DHM Capital Ltd.

Schedule A	Investors’ Rights Agreement

EXHIBIT A

[Must be signed by an authorized representative of the Company]

PFIC ANNUAL INFORMATION STATEMENT

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

                                                      (the “Company”) hereby represents that:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on and ending on .

2.	The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $

Net Capital Gain: $

3.	The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: $

Fair Market Value of Property: $

4.	The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with US Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable laws, regulations or policies of the PRC.

By:
Title:
Date:

Exhibit-A